Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement of Eternal Energy Corp. on Form S-4 of our report dated August 10, 2010 relating to the financial statements of American Eagle Energy Inc. as of April 30, 2010 and 2009 and for the fiscal years ended April 30, 2010 and 2009, which appears in the prospectus that is part of this Registration Statement.  We also consent to the reference to us under the caption "Experts" in such prospectus.

/S/ Seals and Beers, CPA’s

Seale and Beers, CPA's
Las Vegas, Nevada
May 3, 2011